As filed with the Securities and Exchange Commission on October 7, 2002
Registration No. 333-98579

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GOLD BANC CORPORATION, INC.
(Exact Name of Registrant as Specified in its Charter)

Kansas	48-1008593
(State of Incorporation)	(I.R.S. Employer
Identification Number)
11301 Nall Avenue
Leawood, Kansas 66211
(913) 451-8050
(Address and telephone number of Registrant’s principal executive offices)

Michael W. Gullion
Chairman of the Board and Chief Executive Officer
Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211
Telephone: (913) 451-8050
Fax: (913) 451-8004
(Name, address and telephone number of agent for service)

Copies to:
John A. Granda, Esq.	Gregory G. Johnson, Esq.
Michael W. Lochmann, Esq.	Bryan Cave LLP
Stinson Morrison Hecker LLP	1200 Main Street
1201 Walnut, Suite 2800	Suite 3500
Kansas City, MO 64106	Kansas City, MO 64105
Phone: (816) 842-8600	Phone: (816) 374-3200
Fax: (816) 691-3495	Fax: (816) 374-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration and NASD filing fees:

SEC registration fee	$5,396
NASD filing fee	6,365
Blue Sky and NASD qualification fees	5,000
Legal fees and expenses	125,000
Accounting fees and expenses	100,000
Printing and mailing expenses	40,000
Miscellaneous	33,239

Total	$315,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Gold Banc pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In accordance with the Kansas general corporation code (being Chapter 17, Section 6305 of the Kansas Statutes Annotated), Articles Eight and Nine of the Registrant’s Articles of Incorporation provide as follows:

ARTICLE EIGHT: The Corporation shall indemnify each officer, director and advisory director of the Corporation to the fullest extent permitted by applicable law. The modification or repeal of this ARTICLE EIGHT shall not adversely affect the right to indemnification of an officer, director or advisory director hereunder with respect to any act or omission occurring prior to such modification or repeal.

ARTICLE NINE: No director or advisory director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Kansas General Corporation Code as presently in effect or as the same may hereafter be amended. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director or advisory director of the Corporation existing at the time of such repeal or modification.

Article VI of the Registrant’s By-laws provides as follows:

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, advisory director or officer of the corporation, or is or was serving at the request of the corporation as a director, advisory director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the Kansas General Corporation Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, including attorneys’ fees, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article VI shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Section 2. Procedure for Indemnification of Directors, Advisory Directors and Officers. Any indemnification of a director, advisory director or officer of the corporation under Section 1 of this Article VI or advance of expenses under Section 5 of this Article VI shall be made promptly, and in any event within thirty (30) days, upon the written request of the director, advisory director or officer. If a determination by the corporation that the director, advisory director or officer is entitled to indemnification pursuant to this Article VI is required, and the corporation fails to respond within sixty (60) days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the director, advisory director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Kansas General Corporation Code for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Kansas General Corporation Code, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision or the articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, advisory director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, advisory director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article VI.

Section 5. Expenses. Unless otherwise determined by the board of directors in the specific case, expenses (including attorneys’ fees) incurred by any person described in Section 1 of this Article VI in defending a proceeding shall be paid by the corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article VI and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article VI shall be deemed to be a contract right between the corporation and each director, advisory director or officer who serves in any such capacity at any time while this Article VI and the relevant provisions of the Kansas General Corporation Code or other applicable law are in effect, and any repeal or modification of this Article VI or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, advisory directors, officers, and employees or agents, so that any person who is a director, advisory director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, advisory director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

The Kansas general corporation code provides for indemnification of officers, directors, employees and agents as follows:

17-6305. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

(a)  A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer,employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c)  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

(d)  Any indemnification under subsections (a) and (b), unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)  Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this section.

(h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Gold Banc Corporation, Inc. has purchased $25.0 million of insurance that insures its directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Gold Banc Corporation, Inc. maintains fiduciary liability coverage up to a $10.0 million limit and trust errors and omissions coverage up to a limit of $10.0 million.

ITEM 16. EXHIBITS

1.1	Form of Underwriting Agreement.**

3.1
Amended and Restated Articles of Incorporation of Gold Banc Corporation, Inc. (incorporated by reference to Exhibit 3-A of the Company’s Form SB-2 Registration Statement (No. 333-12377) filed with the Securities and Exchange Commission on September 9, 1996).

3.2
Certificate of Amendment to Amended and Restated Articles of Incorporation of Gold Banc Corporation, Inc. (incorporated by reference to Exhibit 3(a)(iii) to the Company’s Post-Effective Amendment No. 1 on Form S-3 to Form S-4 Registration Statement (No. 333-65539) filed with the Securities and Exchange Commission on May 5, 1999).

3.3	Amended and Restated By-laws of Gold Banc Corporation, Inc., as adopted by the Company’s Board of Directors on September 26, 2002.**

4.1
Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form SB-2 (No. 333-12377) filed with the Securities and Exchange Commission on September 9, 1996).

4.2
Rights Agreement, dated October 13, 1999, between Gold Banc Corporation, Inc. and American Stock Transfer and Trust, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (No. 0-28936) filed with the Securities and Exchange Commission on October 15, 1999).

4.3
Form of Junior Subordinated Indenture between Gold Banc Corporation, Inc. and Bankers Trust Company as Trustee relating to the GBCI Capital Trust (incorporated by reference to Exhibit 4(a) of the Company’s Form SB-2 Registration Statement (No. 333-39849) filed with the Securities and Exchange Commission on November 7, 1997).

4.4
Form of Junior Subordinated Indenture between Gold Banc Corporation, Inc. and Bankers Trust Company as Trustee relating to the GBCI Capital Trust II (incorporated by reference to Exhibit 4(a) of the Company’s Form S-3 Registration Statement (No. 333-76623) filed with the Securities and Exchange Commission on April 20, 1999).

5.1	Opinion of Stinson Morrison Hecker LLP regarding legality.*

23.1	Consent of KPMG LLP.**

23.2	Consent of Stinson Morrison Hecker LLP (included in opinion filed as Exhibit 5.1).*

24.1	Power of Attorney (included on signature page of registration statement).*

*	Previously filed.
**	Filed herewith.

ITEM 17. UNDERTAKINGS

(a)  We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Gold Banc Corporation, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on the 4th day of October, 2002.

GOLD BANC CORPORATION, INC.

By:	/S/ MICHAEL W. GULLION
Name: Michael W. Gullion Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/S/ MICHAEL W. GULLION Michael W. Gullion	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 4, 2002

* Malcolm M. Aslin	Director, President and Chief Operating Officer	October 4, 2002

/S/ RICK J. TREMBLAY Rick J. Tremblay	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	October 4, 2002

* D. Patrick Curran	Director	October 4, 2002

* William R. Hagman, Jr.	Director	October 4, 2002

* Donald McNeill	Director	October 4, 2002

* Allen D. Petersen	Director	October 4, 2002

* E. Miles Prentice III	Director	October 4, 2002

William Randon	Director	October , 2002

* J. Gary Russ	Director	October 4, 2002

* William F. Wright	Director	October 4, 2002

*By:	/S/ RICK J. TREMBLAY
Rick J. Tremblay Attorney-In-Fact